Exhibit 99.1
SpotRx Joins Zipdrug’s Pharmacy Network
The partnership enables health plan members to be connected to SpotRx
MISSISSAUGA, Ontario and PHOENIX, Ariz. – August 11, 2021 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”), a technology-enabled retail pharmacy company, today announced that SpotRx has been selected as a Partner Pharmacy of Zipdrug, now part of IngenioRx, Inc., a wholly owned subsidiary of Anthem, Inc.
Zipdrug’s solution focuses on connecting consumers with mainly chronic conditions to high-performing independent pharmacies that have a proven track record of providing impactful clinical care with higher patient adherence rates, by delivering needed medications directly to a patient’s home, ultimately improving patient outcomes. In the Tucson area, SpotRx will be serving as Zipdrug’s only preferred pharmacy. IngenioRx members in the Tucson area utilizing retail pharmacies considered to be low performing by IngenioRx or out of network will have the option to be connected by Zipdrug to SpotRx and have SpotRx transfer their medications. SpotRx is also working with Zipdrug in southern California as one of several preferred pharmacies.
“We are honored to have been selected by Zipdrug, a data-driven company focused on simplifying the pharmacy experience and dynamically allocating Medicare Advantage patients nationwide to independent pharmacies driving better adherence,” said Ed Kilroy, Chief Executive Officer at MedAvail. “Zipdrug’s Pharmacy Network is currently available in a number of states, including California, Arizona, and Florida. In the Tucson area in which we currently operate, thousands of lives are covered by IngenioRx. We are looking forward to expanding our partnership with Zipdrug in the coming months.”
“Our partnership with Zipdrug represents a significant milestone, underscoring our ability to meet important quality and performance thresholds to be selected as a Partner Pharmacy,” said Neil Prezioso, Chief Pharmacy Officer. “We are excited about the opportunity to provide a convenient, quality experience through SpotRx to patients served by Zipdrug.”
About SpotRx
SpotRx places control of the pharmacy experience back in the hands of consumers. SpotRx is a telehealth platform that delivers remote pharmacist consultations through an on-site dispensing kiosk, supplemented with home delivery capability.
About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

Contacts:

Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com

SOURCE MedAvail Holdings Inc.